EXHIBIT 107

CALCULATION OF FILING FEES TABLE

FORM S-8

(Form Type)

General Motors Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	27,000,000(2)	$38.87(3)	$1,049,490,000	$110.20 per $1,000,000	$115,653.80

Total Offering Amounts					$1,049,490,000		$115,653.80

Total Fee Offsets							$0.00

Net Fee Due							$115,653.80

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Registrant that may become issuable pursuant to the General Motors Company 2020 Long-Term Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 27,000,000 additional shares of Common Stock that were added to the shares authorized for issuance to eligible persons under the Plan.
(3)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on July 18, 2023.